EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES EXCHANGE FOR PERMIAN BASIN ASSETS

•	Transaction furthers the strategic shift toward resource plays

•	Production for 2009 to be impacted by approximately 2.0 BCFE due to exchange

DENVER, January 6, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today announces it has exchanged its non-operated position at the Judge Digby Field for an increased position in its operated Sweetie Peck assets in the Wolfberry tight oil program in West Texas and cash.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, commented, “This exchange is another step in St. Mary’s strategic shift toward becoming a resource-play oriented company.  It allows us to increase our interest in a core growth area while furthering our goal to reduce our exposure to non-resource type assets.  As higher production decline assets such as Judge Digby become a less significant part of our production base, our investments in resource play projects will provide a more stable and predictable production profile.”

EXCHANGE FOR PERMIAN ASSETS

In late December 2008, St. Mary closed a transaction whereby it received an increased net revenue interest in its operated tight oil assets at Sweetie Peck in West Texas and approximately $18 million in exchange for the Company’s interests in the Judge Digby Field in Pointe Coupee Parish, Louisiana.    The Sweetie Peck tight oil program has a multi-year drilling inventory, with potential for increased density drilling, which St. Mary plans to exploit over the coming years.  The exchange was effective as of December 31, 2008.  The 2009 production impact from this exchange is anticipated to be a net reduction of approximately 2.0 BCFE.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the Company to renew its revolving credit facility, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with our hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2007 Annual Report on Form 10-K/A and subsequent quarterly reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.